Exhibit 4.55

COOPERATION AGREEMENT

Party A:                        Youdao Computer System Co., Ltd.

Address:                        Room 207, Building 3, Court No.1 East Zhongguancun Road, Haidian District, Beijing Municipality

Party B:                       NetEase Youdao Information Technology (Beijing) Co., Ltd.

Address:                      Room 206, 6/F, Building 3, Tsinghua Science Park, No.1 Zhongguancun Road, Haidian District, Beijing Municipality

Whereas,

1.                  Party A is a company incorporated in Beijing under the laws of the PRC, mainly engaging in, among others, internet information service businesses and acting as advertisement agency or publisher for domestic and foreign companies’ advertisements in China.

2.                  Party B is a company incorporated in Beijing under the laws of the PRC, mainly engaging in the development and manufacturing of computer software, hardware and system integration products, the provision of technology consultation, technical trainings and technology services, and the sale of related products and other services.

Accordingly, Party A and Party B agree as follows:

1.                  Scope of Cooperation

1)          Scope of Cooperation Provided by Party A

Party A is a company which may engage in advertisement design, production, agency, publication services in accordance with law as approved by Beijing Administration for Industry and Commerce and meanwhile, is a collaborative partner of Youdao website with respect to advertising business by accepting orders from clients and arranging the publication of advertisements on the Youdao website;

2)          Scope of Cooperation Provided by Party B

Party B shall provide Party A with the following services according to this Agreement, including but not limited to:

(1)         R&D of computer software (including but not limited to internet advertisement production, publication and management of software) and the provision of technical support and maintenance services for the operation of computer software;

(2)         R&D of advertisement publication software and developing, updating and upgrading platforms for advertisement publication;

(3)         internet technology services, including but not limited to maintenance of servers, developing, updating and upgrading application software of servers and other related applications.

2.                  Manner of Joint Service

1)          Party A and Party B agree that separate technology service agreements may be executed during the term of this Agreement with regard to detailed contents of other technology services, which shall include, among others, a detailed description, manner, related personnel and fees for each of such technology services. Each of the above technology service agreements shall be deemed as an annex to and form an integral part of this Agreement, and shall have the same legal effects as this Agreement.

2)          Besides the services stipulated in Article 1, Party B shall also utilize its own resources to promote and advertise the services provided to clients under this Agreement, and shall bear the relevant promotional and production expenses incurred thereby. Meanwhile, Party B shall pay the costs for the services rendered pursuant to this Article 1, including, without limitation, the remuneration for R&D personnel, leasing expense for equipment, PR expenses, etc.

3)          Party A and Party B agree that Party A shall acquire service revenues from clients and shall share the same according to Article 3 hereunder.

4)          Party B agrees that Party A may cooperate with any third party it may select to provide services to the internet online advertisement clients of the Youdao website jointly and may share the distributable revenues set forth in Article 3 hereof with other cooperating parties.

3.                  Share of the Cooperative Service Revenue and Payment Method

Both Parties agree to divide the service revenue generated hereunder in accordance with the following calculation method:

1)                   Calculation of the Distributable Revenue

Both Parties agree that, the internet advertising service revenues acquired by Party A from clients every month, after deducting the turnover tax and fee payable for the above service revenues (such as business tax, etc., hereinafter referred to as “Turnover Tax Payable”), the actual expenses incurred by Party A for operating the internet advertising services (excluding the expenses of the revenue share distributed to Party B and other companies in cooperation with the Group), and the remainder of Party A’s retainable profits shall be deemed as the distributable revenue, which shall be the basis for the revenue shared among Party A, Party B and any other companies in cooperation with the Group.

Both Parties agree that, if the turnover tax and fee payable by Party A for such aforementioned service revenue is changed due to the adjustment of government policies, both Parties may determine a new revenue-sharing method by a supplemental agreement in writing.

Formula for the Calculation of the Distributable Revenue:

Distributable Revenue = Service Revenue - Turnover Tax Payable - Actual Expenses Incurred by Party A for Operating the Internet Advertising Services - Party A’s Retainable Profits

2)                   Party A’s Retainable Profits

Both Parties agree that, Party A’s retainable profits shall be calculated according to the following formula:

Party A’s Retainable Profits = 5% of the Total Actual Expenses Incurred by Party A for Operating the Internet Advertising Services (excluding the expenses of the revenue share distributed to Party B and other companies in cooperation with the  Group and turnover tax payable (such as business tax))

3)                   Calculation of Party B’s Share in Revenue Party B’s Share in Revenue = Distributable Revenue * [Party B’s Expenses / (Party B’s Expenses + Expenses of Other Companies in Cooperation with the Group)]

4)                   Calculation of Share in Revenue of Other Companies in Cooperation with the Group

Share in Revenue of Other Companies in Cooperation with the Group = Distributable Revenue * [Expenses of Other Companies in Cooperation with the Group / (Party B’s Expenses + Expenses of Other Companies in Cooperation with the Group)]

5)                   Payment Method

For Party B’s share in the revenue of the previous month, Party A shall wire transfer such amount to the following account of Party B within one month after each settlement.

Party B’s Bank Account Information:

Bank:

Name:

Account No.:

The bank account information of other companies in cooperation with the Group shall be notified separately.

4.                  Intellectual Property and Confidential Provisions

4.1                   Party B shall have sole and exclusive rights for any rights, ownership, interest, including, without limitation, any copyright, patent, proprietary rights, trade secrets, etc., over all and any intellectual property arising from the performance of this Agreement.

4.2                   With the written consent of the right owner, Party A may accept the transfer of any rights, ownership, interests of all and any intellectual property arising from Party B’s performance of this Agreement, with the transfer method to be otherwise determined between both Parties.

4.3                   Party B agrees to use its best reasonable efforts to protect or keep confidential all information marked with “confidential” or all or part of the information of Party A known to Party B (“Confidential Information”). Without the prior written consent of Party A, Party B shall not disclose, provide or transfer such Confidential Information to any third party. Upon termination or expiration of this Agreement, Party B shall return any document, material or software containing such Confidential Information to its respective owner as requested by Party A, or shall destroy the same on its own, and delete any Confidential Information stored in all of Party B’s electronic devices and stop using the same.

4.4                   Articles 4.1, 4.2, and 4.3 hereof shall survive the termination or expiration of this Agreement.

5.                  Representations and Warranties

5.1       Party A hereby represents and warrants that:

5.1.1               Party A is a corporation legally registered and validly existing in Beijing under the laws of PRC.

5.1.2               Party A has all the rights, powers, authorities and capabilities, and all the consents and approvals necessary for the execution, delivery and performance of this Agreement.

5.1.3               This Agreement will be legal, effective and binding on Party A upon execution, and may be enforced against Party A according to its provisions.

5.2       Party B hereby represents and warrants that:

5.2.1               Party B is a corporation legally registered and validly existing in Beijing according the laws of PRC.

5.2.2               Party B has all the rights, powers, authorities and capabilities, and all the consents and approvals necessary for the execution, delivery and performance of this Agreement.

5.2.3               This Agreement will be legal, effective and binding on Party B upon execution, and may be enforced against Party B according to its provisions.

6.                  Effectuation and Term of Cooperation

This Agreement will become effective on July 1, 2015. Except for early termination pursuant to the provisions herein, this Agreement shall remain effective.

7.                  Termination

7.1       If either Party breaches this Agreement materially and fails to make rectification within thirty (30) days after receiving the notice from the non-breaching Party regarding the occurrence and existence of such breach, without prejudice to the rights and remedies of such non-breaching Party under law or otherwise, the non-breaching Party may immediately terminate this Agreement upon prior written notice to the other Party. During the term of this Agreement, either Party may terminate this Agreement upon a thirty (30) prior written notice to the other Party.

7.2       Article 4 shall survive the termination or expiration of this Agreement.

8.                  Force Majeure

8.1       “Force Majeure” refers to any matter that is out of the reasonable control of a Party, which is unavoidable even with reasonable attention of the Party being affected, including, without limitation, acts of governments, acts of nature, fire, explosion, storm, flood, earthquake, tide, thunder or war. However, any shortage of credit, capital or finance shall not be regarded as an event of force majeure. The Party affected by Force Majeure and seeking for the exemption from performing its obligations hereunder shall notify the other Party of such event as soon as possible.

8.2       In the event that the affected party is delayed in or prevented from performing its obligations hereunder by Force Majeure, only within the scope of such delay or prevention, neither Party shall be liable for any loss, increased expense, or damage caused thereby under this Agreement, while such failure or delay of performance shall not be deemed as a breach of contract. However, the Party claiming to be affected by Force Majeure shall use its best reasonable efforts to minimize or remove the effects of Force Majeure. Upon the elimination of Force Majeure event, both Parties agree to resume the performance of this Agreement with their best efforts.

9.                  Applicable Laws

The validity, interpretation and performance of this Agreement shall be governed by the laws of PRC.

10.           Notices

Any notice or other communication sent by any Party hereunder shall be written in Chinese and English, and shall be delivered to the following addresses of the recipient(s) by hand, registered airmail, airmail with postage prepaid, recognized courier service or fax (followed by a mailed copy of the documents sent for confirmation).

Party A: Youdao Computer System Co., Ltd.

Room 207, Building 3, Court No.1 East Zhongguancun Road, Haidian District, Beijing Municipality

Party B: NetEase Youdao Information Technology (Beijing) Co., Ltd.

Room 206, 6/F, Building 3, Tsinghua Science Park, No.1 Zhongguancun Road, Haidian District, Beijing Municipality

11.           Transfer

11.1          Without prior written consent of the other Party, neither Party shall transfer any of its rights or obligations hereunder to any third party.

11.2          Party A hereby agrees that, Party B may transfer its rights and obligations hereunder to any third party at its own discretion. With regard to such transfer, Party A only needs to send a written notice to Party B and does not need to obtain any consent from Party B.

12.           Severability

If any provision herein becomes invalid, illegal or un-enforceable because of any laws, such provision shall only be invalid in the corresponding jurisdiction. The invalid provision shall not affect the legal effects of the remaining provisions of this Agreement in such jurisdiction, and shall not cause such provision to be invalid, illegal or unenforceable in any other jurisdictions.

13.           Modifications and Supplements

Both Parties may make modifications and supplements to this Agreement in writing. Upon proper execution by the both Parties, the relevant modifications and supplemental agreements shall become an integral part of this Agreement with the same force and effects.

14.           Supplementary Provisions

This Agreement is made in four counterparts. Each Party shall hold two counterparts.

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Party A:                                 Youdao Computer System Co., Ltd.

(Seal)

Party B:                                 NetEase Youdao Information Technology (Beijing) Co., Ltd.

(Seal)